                                 Exhibit (10(I)

                              EMPLOYMENT AGREEMENT

          This is an Employment Agreement dated as of July 14, 1992, between Addington Environmental, Inc., a Kentucky corporation (the "Company") and William R. Nelson (the "Employee").

                                    Recitals

          A. The Company operates waste, hauling, recycling and disposal businesses and seeks development and acquisition opportunities throughout the southeastern United States. The Company desires to employ the Employee in order that it may take advantage of the Employee's expertise in the waste business; and the Employee desires to be employed by the Company, all upon the terms and conditions of this Agreement.

          B. The Company considers the establishment and maintenance of sound and vital senior management to be essential to protecting and enhancing the best interests of the Company and its shareholders.

          C. The Company desires to employ the Employee and the Employee desires to be employed by the Company, each upon the terms and conditions set forth in this Agreement.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties to this Agreement, the parties agree as follows:

          1. Employment Services. The Company hereby employs the Employee and the Employee hereby accepts such employment, upon the terms and conditions of this Agreement.

          2. Term. The term of the Employee's employment pursuant to this Agreement and the obligations of the Company with respect to such employment (the "Term") shall be a three-year period which shall commence on August 1, 1992, and will end on July 31, 1995.

          3. Duties. During the Term, the Employee shall be the Company's President and Chief Executive Officer. In those offices, the Employee shall perform the duties customary for those positions and such other duties as the Board may from time to time assign to him. The parties contemplate that the Employee will serve on the Company's Board of Directors. The Employee agrees, at the discretion of the Company's shareholders, to serve on the Board without any additional compensation.

          4. Salary. The Company shall pay the Employee an annual salary of $200,000, payable in 26 equal biweekly installments.

          5. Bonus Compensation. The Company and the Employee agree that within 60 days of the date of this Agreement, an incentive bonus plan, applicable to the Employee, will be established by the

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Company.  The parties intend to consolidate the financial condition of the
Company with its subsidiaries and affiliates in the environmental business to establish a starting point upon which to base the Employee's future entitlement, if any, to a bonus. The bonus plan shall be performance based and will include such factors as the Company's Board of Directors in its reasonable discretion elects to include, including, but not limited to some or all of the following: gross revenues, free operating cash flow, shareholder value and net profits.
The bonus plan shall provide for payment of the bonus, when applicable, based upon a percentage of the Company's performance over a baseline, in cash and/or stock on an annual basis. The bonus plan shall provide that the amount of any annual cash bonus shall not exceed the Employee's annual salary.

          6. Representations of the Employee. The Employee hereby makes the following representations and warranties to the Company as of the date of this Agreement and throughout the Term:

          (a) The Employee is subject to no contractual restrictions which would materially interfere with or prevent the Employee from performing his services to the Company pursuant to this Agreement;

          (b) Except as disclosed by the Employee to the Company in writing prior to the execution and delivery of this Agreement, the Employee is not a party to, nor is he aware of, any pending or threatened civil or criminal litigation, or governmental or regulatory investigation or inquiry, which might implicate the Employee in any wrongdoing, the nature of which, if such events took place while employed by the Company, would form the basis for termination for Cause;

          (c) Except as disclosed by the Employee to the Company in writing prior to the execution and delivery of this Agreement, the Employee has no knowledge of any facts or events which, if publicly known, would serve as the basis for civil or criminal litigation or governmental or regulatory investigation or inquiry of the nature referred to in paragraph 6(b) above;

          (d) The Employee has had the opportunity to ask questions and receive answers concerning the financial condition and operating results of the Company and Addington Resources, Inc. and to obtain any additional information (to the extent that such information could be acquired without unreasonable effort or expense) that the Employee desired; and

          (e) The Employee has the education, qualifications and experience necessary to satisfactorily perform his duties as set forth in this Agreement. The Employee shall perform his duties as set forth in this Agreement to the best of his abilities and with the diligence and the level of performance which might be reasonably expected of executive officers in similar positions.


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          7.  Expenses.  In accordance with the Company's expense reimbursement policies and procedures in effect from time to time, the Employee shall be reimbursed within 30 days for reasonable out-of-pocket expenses incurred while performing his services, as long as the Employee provides satisfactory written documentation of such expenses.

          8. Extent of Services; Business Opportunities.

          (a) The Employee shall serve the Company faithfully and to the best of his ability and shall devote his full time, attention and energies to the business of the Company.

          (b) All waste management opportunities (including development and acquisition opportunities) developed or located by the Employee during the term of this Agreement or which the Employee becomes aware of during the term of this Agreement shall belong to the Company. The Employee shall not be entitled to any finder's or broker's fees in connection with any waste management or acquisition opportunities or in connection with the raising of capital for the Company.

          9. Vacation. The Employee shall be entitled to three weeks of vacation per year, to be taken at a time mutually satisfactory to the Employee and the Company, during which time his salary shall be paid in full. Unused vacation for any year during the Term may not be accumulated for use in subsequent years unless the failure to use such vacation was at the direction of the Company's Board.

          10. Automobile. During the Term, the Company shall provide the Employee, at the Company's expense, with an automobile, comparable to automobiles provided to other executive officers of the Company, for use in connection with the Employee's performance of his duties under this Agreement, so long as the Company may recover the cost of that selected make and model over a three-year period in accordance with Section 168 of the Internal Revenue Code of 1986, and the regulations thereunder.

          11. Insurance. Throughout the Term, subject to the Employee's insurability, the Company shall maintain with a reputable issuer a term policy insuring the Employee's life and guaranteeing the Employee's designated beneficiary or beneficiaries a benefit payable upon the Employee's death of $500,000. Throughout the Term, the Company shall provide the Employee with health insurance coverage for the Employee, his wife, and children comparable to the coverage provided by the Company to its other employees. The Company shall bear the full cost of all such insurance provided.

          12. Club Memberships. During the Term, the Company shall pay all initiation fees, dues and assessments associated with the Employee's membership in any one country club located in the Fayette County area in which the Employee becomes a member. The Company may assign to the Employee, in satisfaction of its obligations under this paragraph 12, a corporate membership in the

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country club of the Employee's selection, if such membership may be obtained by the Company.

     13.  Moving Expenses. The Company shall pay the following expenses
          ---------------
upon receipt of satisfactory written documentation associated with the Employee's relocation to Lexington, Kentucky:

          (a) The Company shall acquire the Employee's residence in Indiana, Pennsylvania within 60 days after the date of this Agreement, for a purchase price of $325,000 in cash. The sale shall be on terms and conditions customary for the transfer of residential property, including without limitation, transfer to the Company by general warranty deed of good and marketable fee simple title to the residence, free and clear of any liens or encumbrances. The Company's covenants in this paragraph 13(a) are based on the Employee's representations and warranties that the Employee's residence was appraised at $302,500 in 1990 by First Federal Savings and Loan Association of Indiana, Pennsylvania and that the Employee's investment in the property is approximately $325,000. The Employee and his family shall have the right to possession of his Indiana, Pennsylvania residence, without the payment of any rent or other consideration to the Company, for a period of 90 days after the date of this Agreement;

          (b) In connection with the sale of the Employee's Pennsylvania residence, the Company shall pay reasonable (i) broker's fees, and (ii) legal expenses;

          (c) In connection with the acquisition of a residence in Kentucky, the Company shall pay reasonable (i) legal expenses, (ii) appraisal fees, (iii) survey fees, (iv) title insurance fees, (v) loan placement fees charged by a mortgage lender, and (vi) miscellaneous fees charged by a mortgage lender;

          (d) The Company shall pay reasonable (i) packing, and (ii) moving expenses; and

          (e) The Company shall pay reasonable expenses of the Employee in locating a residence in Kentucky, including traveling expenses and overnight lodging.

     14.  Termination Following Change of Control.  If any of the events
          ---------------------------------------
constituting a Change of Control (as defined in paragraph 17(b) below) shall have occurred, the Employee shall be entitled to the termination benefits provided in paragraph 15 below upon the concurrent or subsequent termination of the Employee's employment within three years after the Change of Control, unless such termination is (a) because of the Employee's death or Retirement; (b) by the Company for Cause; or (c) by the Employee other than for Good Reason.

     15.  Compensation Upon Termination.  If the Employee is entitled to
          -----------------------------
receive termination benefits pursuant to paragraph 14 above, the Company shall pay to the Employee on the 30th day

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following the Date of Termination as severance compensation in a lump sum an amount equal to:

          (a) any accrued but unpaid balance of the Employee's (i) salary through the Date of Termination at the rate in effect at the Date of Termination, (ii) bonus, prorated through the Date of Termination; plus

          (b) an amount equal to the Employee's full salary at the rate in effect as of the Date of Termination, for a period of three years minus a period equal to the number of days which elapse between the date upon which a Change of Control occurs and the Date of Termination (discounted to present value using the rate published in the Wall Street Journal as of the Date of Termination (or the next available business day) for Treasury Bills or other comparable government obligations issued at par with the closest maturity date to the date one year from the Date of Termination plus 1.

     16.  Disability.
          ----------

          (a) If during the Term the Employee becomes unable to perform his duties hereunder because of disability, the Employee shall be entitled to his full salary during the twelve months next following the onset of such disability. If that disability continues throughout that six-month period, the Company may terminate the Employee's employment hereunder. Upon any such termination, the Term shall be deemed to have ended and all obligations of the Company under this Agreement shall cease, but the Employee's covenants regarding confidentiality and noncompetition shall be enforceable by the Company. Solely as used in this paragraph 16 "disability" shall mean the Employee's inability (as determined by a independent physician) due to accident or physical or mental illness, to adequately and fully perform the duties that the Employee was performing for the Company when the disability began. If at any time during the Term the independent physician makes a determination with respect to the Employee's disability, that determination shall be final, conclusive, and binding upon the Company, the Employee, and their successors in interest.

          (b) The Company may obtain disability insurance coverage in favor of the Employee. In the event that such coverage is obtained, the six-month period referred to in paragraph 16(a) above shall be reduced, with respect to compensation to be paid to the Employee, to the extent that the payment of such compensation is covered by such disability policy.

     17.  Definitions. For purposes of this Agreement, the following words and
          -----------
terms shall have the following meanings:

          (a)  Cause. Termination by the Company of the Employee's employment
               -----
for "Cause" shall mean termination upon (i) the failure by the Employee substantially to perform his duties in any material respect on behalf of the Company after written demand for

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substantial performance has been delivered to the Employee by the Board, which demand specifically identifies the duties in which the Board believes that the Employee has not substantially performed, (ii) the engaging by the Employee in gross misconduct materially and demonstrably injurious to the Company, (iii) the material breach by the Employee of his fiduciary duty to the Company or its shareholders, (iv) the material breach of any representation and warranty set forth in this Agreement, (v) the violation by the Employee of any law, rule or regulation, if such violation might, in the reasonable opinion of the Company's Board of Directors, have a material adverse impact on the Company's business or reputation, or (vi) the issuance with respect to the Employee of any cease-and-desist order or similar order or ruling by the Securities and Exchange Commission or any securities exchange, if the issuance of such cease-and-desist order or similar order or ruling by the Securities and Exchange Commission might, in the reasonable opinion of the Company's Board of Directors, have a material adverse impact on the Company's business or reputation.
Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Employee was guilty of conduct set forth above in this paragraph 17(a) and specifying the particulars thereof in detail;

          (b) Change of Control. A "change of control" of the Company shall mean (i) the transfer of more than 50% of the beneficial interest in the stock of the Company other than to an affiliate of the Company or the shareholders of Addington Resources, Inc., or (ii) the aggregate ownership interest, directly or indirectly, legally or beneficially, of Larry Addington, Kathy Addington, Bruce Addington, Robert Addington and Steve Addington in the stock of Addington Resources, Inc. declines below 25%;

          (c) Date of Termination. "Date of Termination" shall mean the date specified in the Notice of Termination as defined in paragraph 17(e);

           (d)  Good Reason.  "Good Reason" shall mean:
                -----------

          (i) Without the Employee's express written consent, the assignment to the Employee of any duties inconsistent with the Employee's positions, duties, responsibilities and status as an officer of the Company immediately prior to a Change of Control of the Company; a change in the Employee's reporting responsibilities, titles or offices as in effect immediately prior to a Change of Control of the Company; or any removal of the Employee from or any failure to re-elect the Employee to any of such positions, except in connection with the termination of the Employee's employment for

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Cause, or as the result of the Employee's death or Retirement, or by the
Employee other than for Good Reason;

          (ii) A material breach by the Company of its obligations under this Agreement;

          (iii) The relocation of the Company's principal executive offices to a location outside the Lexington area; or the Company's requiring the Employee to be based anywhere other than the Company's principal executive offices, except for required travel on the Company's business to an extent substantially consistent with the Employee's present business travel obligations;

          (iv) The Company's failure to continue in effect any presently existing benefit or compensation plan, pension plan, life insurance plan, health and accident plan or disability plan; or the taking of any action by the Company which would adversely affect his participation in or materially reduce his benefits under any of the plans described above or deprive him of any material fringe benefits; or

          (v) The Company's failure to obtain the assumption of all obligations under this Agreement by any successor as contemplated by this Agreement.

          (e) Notice of Termination. Any termination by the Company or by the Employee, pursuant to this Agreement, shall be communicated by written notice of such termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice, from the Company or the Employee, which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated.

          (f) Retirement. Termination of the Employee's employment based on "Retirement" shall mean voluntary termination in accordance with the Company's retirement policies, generally applicable to its salaried employees or in accordance with any retirement arrangement established with the Employee's consent with respect to the Employee.

   18. Termination. The Employee's employment pursuant to this Agreement shall be terminated upon the occurrence of the earliest of the following events:

          (a)  On the death of the Employee;

          (b) Whenever the Company and the Employee shall agree in writing to terminate this Agreement;

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          (c)  Upon the occurrence of an event which would serve as the basis for the termination of the Employee's employment for Cause;

          (d) The material breach by the Employee of his obligations under this Agreement; or

          (d)  Upon expiration of the Term of this Agreement.

   Upon any such termination, the Employee shall be entitled to receive only the salary payable as of the end of the next pay period in which the event of termination occurs or becomes effective and any accrued but unpaid bonus, and he shall not be entitled to additional compensation or benefits.

   19.  Restrictive Covenant.
        --------------------

          (a) As an essential ingredient in consideration of this Agreement, the Employee agrees that he shall not, during the term of this Agreement, and for a period of three years from the effective date of the termination for any reason whatsoever of his employment under this Agreement, whether such termination is voluntary or involuntary, either directly or indirectly, for or on behalf of himself or any person, persons, partnership, corporation or other entity, other than the Company:

          (i) Engage in the waste hauling, treatment, disposal or recycling businesses within a 75 mile radius of any of the Company's waste disposal facilities;

          (ii) Solicit or accept the business of any current or former customers of the Company or its affiliates (other than through the obtaining of national accounts where the solicitation of such business is not made to or through contacts developed with such customer while in the employ of the Company);

          (iii) Except in the course of his employment hereunder and for the benefit of the Company, take, use, appropriate or divulge to anyone any Proprietary Information or other confidential information of the Company; or

          (iv) Enter into agreement with or solicit the employment of, employees of the Company for the purpose of causing them to leave the Company or to do any of the acts described in paragraphs 19(a)(i) through (iii) above.

          (b) In connection with the Employee's employment, he will be exposed to Proprietary Information of the Company and its affiliates. For purposes of this Agreement, "Proprietary Information" means any trade secret of or private information concerning the Company and its affiliates, including, without limitation, the Company's or its affiliates' design, use, purchase or sale of its landfills and other waste disposal products and facilities; information concerning product designs, manufacturing methods,

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processes, treatment or composition of materials, plant layout, marketing plans or proposals, contracts, agreements, customer lists and customer needs, requirements and preferences; and information concerning existing and potential waste sources and landfill or waste disposal development and acquisition opportunities. The Company has expressly or impliedly protected such information from unrestricted use by persons not associated with the Company. Information that is generally known to the Company's competitors without prior disclosure by the Employee shall be excluded from the scope of "Proprietary Information" for purposes of this Agreement.

   20. Specific Enforcement. In the event of a breach of the Employee's covenants in this Agreement, it is agreed that damages will be difficult to ascertain and that the Company may petition a court of law or equity for, and be granted, injunctive relief in addition to any other relief which the Company may have under the law, including reasonable attorneys' fees. The Employee represents and acknowledges that the enforcement of any remedy under this Agreement, including specific enforcement, will not prevent him from earning a livelihood because his abilities are such that he reasonably can expect to find work. In any litigation between the parties to this Agreement, the prevailing party shall be entitled to reasonable attorney's fees to the extent permitted by law.

   21.  Benefit.
        -------

          (a) This Agreement shall inure to the benefit of and shall be binding upon the Company, its successors and assigns. Neither the benefit nor burden of this Agreement is assignable by the Employee. Any attempted assignment by the Employee shall be null and void and shall terminate this Agreement, except for provisions regarding confidentiality and noncompetition which shall be enforceable by the Company against the Employee.

          (b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets, or both of the Company by agreement in form and substance satisfactory to the Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if such succession had not taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to compensation from the Company in the same amount and on the same terms as he would have been entitled hereunder if he had terminated his employment for Good Reason, provided that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, the "Company" shall mean the Company as defined in this Agreement and any successor to its business or assets or both as aforesaid or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

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   22.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky. The parties hereto irrevocably submit to the nonexclusive jurisdiction of any State or Federal court sitting in Boyd County, Kentucky in any action or proceeding arising out of or relating to this Agreement, and hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such court. The parties hereby irrevocably waive, to the fullest extent that they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

   23. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and other understandings with respect to the subject matter hereof. No change, modification, addition or amendment of this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought.

   24. Headings. The headings contained in this Agreement are included for ease of reference only and shall not be considered in the interpretation or enforcement of this Agreement.

   25. Provisions Severable. To the extent that any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.

   26. Notices. All notices required to be given under this Agreement shall be in writing and may be given in person or by United States mail, by delivery service or by electronic transmission. Any notice directed to a party to this Agreement shall become effective upon the earliest of the following: (i) actual receipt by that party; (ii) delivery to the designated address of that party, addressed to that party; or (iii) if given by certified or registered United States mail, five business days after deposit with the United States Postal Service, postage prepaid, addressed to that party at its designated address.
The designated address of a party shall be as follows unless a party specifies another address to the other party by means of a notice given in accordance with the provisions of this paragraph 26:

          If to the Company:

          Addington Environmental, Inc.
          771 Corporate Drive, Suite 900
          Lexington, Kentucky  40503
          Fax:  (606) 223-4178

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          With a copy to:

          Scott W. Dolson
          Brown, Todd & Heyburn
          2700 Lexington Financial Center
          Lexington, Kentucky  40507
          Fax:  (606) 231-0011

          If to the Employee:

          William R. Nelson
          120 Gary Lane
          Indiana, Pennsylvania  15701
          27.  Stock Options.
               -------------

          (a) Upon the terms and conditions set forth below, the Company shall grant to the Employee either (i) options ("Options") to purchase shares of common stock in the corporation holding a material portion of the waste management businesses held directly or indirectly by Addington Resources, Inc. ("ARI") (the "Waste Business"), or (ii) options to acquire shares of ARI.

          (b) The Company shall grant to the Employee Options within 30 days after the satisfaction of each of the following conditions: (i) within three years after the date of this Agreement, the Waste Business is separated from the non-waste management businesses held directly or indirectly by ARI, through a distribution of shares to the shareholders of ARI of a corporation holding directly or indirectly the Waste Business (the "Distribution"); and (ii) the Employee is employed by the Company as of the date of the Distribution; and
(iii) at the time of the Distribution, there exists no material default by the Employee in connection with the performance of the Employee's obligations under this Agreement.

          (c) The Options shall give the Employee the non-transferable right to acquire shares in the corporation holding the Waste Business. The number of shares subject to the Options shall be agreed-upon by the Company and Employee in connection with the establishment of the Company's stock option plan. The Company will be under no obligation to register the shares to be issued upon exercise of the Options under the Securities Act of 1933, as amended, or any state securities laws. The Employee shall be entitled to request piggyback registration of his shares of the Waste Business in the first underwritten offering to the general public to occur following the exercise of all or a portion of the Options. These piggyback registration rights shall be on terms customary to such agreements, including those regarding the pro rata payment of underwriting discounts and commissions by the Employee as a selling shareholder.

          (d) The exercise price for each share acquired through exercise of the Options shall be an amount equal to the fair

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market value of such share at the close of business on the date of the
Distribution, based on the value of the stock as determined by the average of the bid and asked prices of such shares on the date of the Distribution as supplied by the National Association of Securities Dealers, Inc. through NASDAQ, or the last sales price if the stock is included in the NASDAQ National Market System, or such successor or other quotation system pursuant to which trading prices of the shares of common stock are quoted on the date of grant.

          (e) The Options shall be issued to the Employee pursuant to an option agreement which shall be no less favorable than the terms of options issued under the ARI Restated Stock Option Plan, including without limitation the term during which such Options may be exercised, unless otherwise required by law.

          (f) If (i) the Distribution does not occur within three years after the date of this Agreement, or the Distribution occurs and for valid business or legal reasons, the Company does not issue Options to the Employee, and (ii) the Employee remains employed by the Company during such entire three year period, and (iii) there exists no material default by the Employee in connection with the performance of his obligations under this Agreement, then, in lieu of the grant of Options, the Employee shall be granted, as of the date three years from the date of this Agreement, options to purchase shares of ARI's common stock, pursuant to the terms of ARI Restated Stock Option Plan or any option plan subsequently adopted by ARI substantially similar to the Restated Stock Option Plan. The number of options to be granted to the Employee pursuant to this paragraph 27(g) shall be agreed to by the Employee and the Company in connection with the development of the Company's stock option plan.

          (h) The provisions of this paragraph 27 will not be effective until 30 days following the notification of the director of the Kentucky Division of Securities of this Agreement.

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   IN WITNESS WHEREOF, the Company and the Employee have executed this
Agreement as of the date first set forth above, but actually on the dates set forth below.

              ADDINGTON ENVIRONMENTAL, INC.


                                 By /s/ Jack Baker
                                    ------------------------------

                                 Title:  President
                                         -------------------------

                                 Date:         7-9-92
                                        ---------------------------

                                 /s/ William R. Nelson
                                 ----------------------------------
                                 William R. Nelson

                                 Date:  July 14, 1992
                                        ---------------------------

                     Guaranty by Addington Resources, Inc.
                     -------------------------------------

   The performance of Addington Environmental, Inc.'s obligations under the Agreement set forth above are hereby guaranteed by Addington Resources, Inc.

                                ADDINGTON RESOURCES, INC.


                                 By  /s/ Larry Addington
                                     -------------------------------

                                 Title:  President
                                         ----------------------------

                                 Date:  7-9-92
                                        -----------------------------

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